Exhibit 32.1

CERTIFICATIONS PURSUANT TO 18 U.S.C. 1350

The undersigned, the Chief Executive Officer and the Vice President of Finance (principal financial officer) of Argos Therapeutics, Inc. (the “Company”), each hereby certifies that, to his knowledge on the date hereof:

(a) the Annual Report on Form 10-K of the Company for the period ended December 31, 2017 filed on the date hereof with the Securities and Exchange Commission (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(b) information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/S/ JEFFREY D. ABBEY
Jeffrey D. Abbey
Chief Executive Officer
April 2, 2018

By:	/S/ RICHARD D. KATZ, M.D.
Richard D. Katz, M.D. Vice President and Chief Financial Officer
April 2, 2018